Exhibit 99.1

Chelsea Therapeutics Achieves Target Enrollment in Phase II Trial of Droxidopa in Fibromyalgia

Top-Line Data Expected by the End of 2011

CHARLOTTE, N.C., Aug. 8, 2011 (GLOBE NEWSWIRE) — Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) has successfully reached its target enrollment of 120 patients in its Phase II trial of droxidopa for the treatment of fibromyalgia. Top-line results of the trial are expected by the end of the year.

“We are delighted to have reached our target enrollment of this study slightly ahead of schedule,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We are grateful to all the clinicians and patients who participated in this trial and we are eager to see the top-line results later this year.”

An interim analysis conducted last year by an independent Data Monitoring Committee (DMC) showed meaningful efficacy in several of the study’s treatment arms with no observed safety concerns associated with any arm of the study.

FMS201 is a multicenter, randomized, double-blind, placebo-controlled Phase II trial designed to investigate several dosing options for droxidopa, both alone an in combination with carbidopa. The study enrolled 120 patients at six centers in the United Kingdom who were randomized to receive: 200mg, 400mg or 600 mg of droxidopa TID; 25mg or 50mg carbidopa TID; 200/25mg, 400/25mg or 600/25mg droxidopa/carbidopa TID; 200/50mg, 400/50mg or 600/50mg droxidopa/carbidopa TID; or placebo over a 9-week treatment period. The primary endpoint will be the average reduction in pain as measured by the Short Form McGill Pain Questionnaire. Secondary outcomes of the study include Fibromyalgia Index Questionnaire (FIQ), Patient Global Impression of change (PGI-C), Multidimensional Fatigue Inventory (MFI), and Hamilton Anxiety Depression survey (HAMA).

Fibromyalgia is a chronic and debilitating condition that is characterized by widespread pain and stiffness throughout the body, accompanied by severe fatigue, insomnia and mood symptoms. While the precise etiology of fibromyalgia remains unknown, current research has focused on the role of norepinephrine (NE) reuptake and availability in the central nervous system. NE, a widely used neurotransmitter in the central and peripheral nervous systems has long been linked to both chronic pain and depression. Droxidopa, a synthetic amino acid, is converted by the body into norepinephrine and, as a prodrug of NE, provides replacement therapy for NE deficiency. While NE, as a catecholamine does not penetrate the blood-brain barrier, droxidopa, as a neutral amino acid, is able to do so thus providing both a peripheral and central affect on circulating NE levels.

About Droxidopa

Droxidopa, the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure — a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing Phase II trial and completed a Phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our need to raise additional operating capital in the future, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

CONTACT:

Lauren Tortorete

Hill & Knowlton

212-885-0348

lauren.tortorete@hillandknowlton.com